EXHIBIT 23






INDEPENDENT AUDITORS' CONSENT


    We consent to the incorporation by reference in this Registration Statement of Standex International Corporation on Form S-8 of our report dated August 15, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and intangible assets) appearing in and incorporated by reference in the Annual Report on Form 10-K of Standex International Corporation for the year ended June 30, 2002.




/s/  Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts

April 9, 2003